Exhibit 99.1

RMS Medical Products Posts Third Quarter 2017 Results

-	Ongoing growth in revenue both domestically and internationally
-	Successful European sales meetings highlight strong demand abroad
-	Continued progress with FDA

CHESTER, NY / December 27, 2016 / Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) today announced its financial results for the third quarter of the fiscal year ending February 28, 2017.

For the quarter ended November 30, 2016, net revenues were $3,193,113, an increase of 1.5% compared with $3,144,954 in the same quarter last year.  This also represents an increase of 1.4% versus the last quarter.

For the nine months ended November 30, 2016, net revenues were $9,331,208, an increase of 4.4% compared with $8,941,676 for the same period last year, driven by increased sales of our infusion products to existing customers as well as the addition of new customers.  Excluding non-recurring clinical trial work in 2015, core revenue is up 6.5% for the most recent nine months.

For the three months ended November 30, 2016, gross profit was $2,063,943 compared with $2,109,279 for the same period last year.  This decrease in the quarter was mostly driven by the increases in sales rebates related to a specific customer contract renewal compared to the same period last year, as well as an increase in salary and related costs associated with increased staffing in our quality department to facilitate compliance with our quality management system.  RMS continues benefiting from lean manufacturing initiatives, which have increased capacity and decreased direct assembly labor costs, as well as the effects of a moratorium on the medical device tax.  For the nine months ended November 30, 2016, our gross profit margin increased to 63.8%, up from 63.0% for the same period last year.  Gross profit for the nine months ended November 30, 2016 was $5,955,346 compared with $5,633,868 for the comparable period last year.

RMS continues to incur professional fees related to regulatory and litigation and has made significant investment over the last nine months in its sales, regulatory, quality and operations management, including hiring a Chief Medical Officer, to help launch RMS to the next level of growth. As a result, the Company reported for this quarter ended November 30, a net loss of $104,275, compared to net income of $167,552 in the same period last year.  For the nine months ended November 30, 2016, net loss was $420,204 compared with net income of $438,126 for the same period last year.

Excluding consulting and professional fees related to regulatory and litigation (summarized in the attached tables), net income for the quarter ended November 30, 2016 would have been $281,197 compared with $352,694 for the same period last year.  For the nine months ended November 30, 2016, net income would have been $573,245 compared with $780,926 last year. Non-GAAP EBITDA for the quarter would have been $509,310 compared to $603,658 for last year and for the nine months would have been $1,095,662 compared with $1,387,308 for the same period last year.

Andy Sealfon, RMS CEO and President commented, “We are pleased to see some of our efforts internationally starting to come through with orders.”  Addressing the FDA Warning Letter, Mr. Sealfon noted: “We continue to work closely with the FDA in order to resolve the FDA Warning Letter. We have been and will continue to be proactive in working with the agency in order to resolve all issues that have been or may be raised by the agency as soon as possible.”

In the upcoming months, RMS plans to be participating in a number of distributor sales meetings, giving the Company the opportunity to speak with its customers and align corporate goals for 2017.  In addition, RMS launched its redesigned website enhanced with search engine optimization and other analytics.  As patients, providers, and distributors look to the web for better resources regarding product information, best practices and continuous improvement, we plan to make developments continuously to the site to further enhance the visitor experience and interaction with the RMS brand.

The Company manufactures medical products used for infusions and suctioning. The Infusion product portfolio currently includes the FREEDOM60® and our latest FreedomEdge® Syringe Infusion Pumps, RMS Precision Flow Rate Tubing™ and RMS HIgH-Flo™ Subcutaneous Safety Needle Sets. These devices are used for infusions administered in professional healthcare settings as well as at home. The Company’s RES-Q-VAC® line of medical suctioning products is used by emergency medical service providers in addition to a variety of other healthcare providers.

The Company’s website may be visited at www.rmsmedicalproducts.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates”, “will”, or “plans” to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.

This press release includes non-GAAP financial measures that are not in accordance with, nor an alternate to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.  In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results.  The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results.  A reconciliation of our non-GAAP measures is included in an attachment to this press release.

For more information please call:

Mike King

702 650 3000

Princeton Research

SOURCE: RMS Medical Products

SELECTED FINANCIAL RESULTS

	For the Three Months Ended		For the Nine Months Ended
	November 30		November 30
	2016	2015	2016	2015

NET SALES	$3,193,113	$3,144,954	$9,331,208	$8,941,676
Cost of goods sold	1,129,170	1,035,675	3,375,862	3,307,808
Gross Profit	2,063,943	2,109,279	5,955,346	5,633,868

OPERATING EXPENSES
Selling, general and administrative	2,034,016	1,698,226	6,145,769	4,567,709
Research and development	59,142	51,564	183,497	143,940
Depreciation and amortization	83,254	69,274	227,109	204,087
Total Operating Expenses	2,176,412	1,819,064	6,556,375	4,915,736

Net Operating (Loss)/Profit	(112,469)	290,215	(601,029)	718,132

Non-Operating (Expense)/Income
Loss on currency exchange	(43,546)	(36,663)	(33,802)	(42,420)
Loss on disposal of fixed assets	—	(253)	(1)	(13,577)
Interest expense	(1,930)	—	(1,886)	—
Interest and other income	454	929	1,549	3,058
TOTAL OTHER (EXPENSES) INCOME	(45,022)	(35,987)	(34,140)	(52,939)

(LOSS) INCOME BEFORE TAXES	(157,491)	254,228	(635,169)	665,193

Income Tax Benefit (Expense)	53,216	(86,676)	214,965	(227,067)

NET (LOSS) INCOME	$(104,275)	$167,552	$(420,204)	$438,126

NET (LOSS)/INCOME PER SHARE

Basic	$—	$—	$(0.01)	$0.01
Diluted	$—	$—	$(0.01)	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	37,746,731	38,006,667	37,857,074	38,006,667
Diluted	37,794,350	38,006,667	37,904,693	38,006,667

Reconciliation of GAAP Net (Loss)/Income	Three Months Ended November 30		Nine Months Ended November 30
to Non-GAAP Normalized EBITDA:	2016	2015	2016	2015
GAAP Net (Loss)/Income	$(104,275)	$167,552	$(420,204)	$438,126
Tax (Benefit)/Expense	(53,216)	86,676	(214,965)	227,067
Depreciation	83,254	69,274	227,109	204,087
Professional Fees (1)	583,547	280,156	1,503,722	518,028
Non-GAAP Normalized EBITDA	$509,310	$603,658	$1,095,662	$1,387,308

Reconciliation of GAAP Net (Loss)/Income to Non-GAAP Normalized Net Income:	2016	2015	2016	2015
GAAP Net (Loss)/Income	$(104,275)	$167,552	$(420,204)	$438,126
Professional Fees (1)	583,547	280,156	1,503,722	518,028
Tax Expense on Professional Fees	(198,075)	(95,014)	(510,273)	(175,228)
Non-GAAP Normalized Net Income	$281,197	$352,694	$573,245	$780,926

(1) Includes consulting and professional fees related to regulatory and litigation.